Exhibit 99.1
Q & A Responses
Q.	I currently have stock. When ASGR’s stock is bought out, is there something I can roll the money into so I don’t get hit with capital gains taxes? Can I roll the proceeds of the stock sale over into a 401(k) plan or will I have to pay capital gains taxes regardless of what I do with it?

A.	Contributions from participants in the Company’s 401(k) Retirement Savings Plan are limited to contributions made through biweekly payroll deductions. Proceeds from the sale of ASGR stock cannot be rolled into the 401(k) Plan. It is recommended that you contact your tax advisor regarding the capital gains question. The Company cannot advise you on personal tax matters.

Q.	How large are CMS departments in comparison to PHS departments? If the merged company will be approximately 8,000 employees, will there really be that many layoffs due to the increased work flow created by this type of staffing and client increase? I would like to know what the projected job loss may be at the time of the merger...10%, 20% layoff?

A.	After the transaction closes, it is anticipated that the new company will be composed of approximately 11,000 employees. Once the companies combine, staffing in direct support of corrections agency contracts is not expected to change and will continue to be driven by contract requirements and client needs.

We do expect the combination will create efficiencies and result in some staff reductions in certain corporate office functions in Brentwood and St. Louis. At this point, it is too early to tell how many positions will be affected. However, within 90 days after finalization of the transaction, we will begin to make and communicate staffing decisions to employees at both corporate offices.
Additional Information and Where to Find It
In connection with the proposed merger, America Service Group will file with the SEC a proxy statement with respect to the special meeting of stockholders that will be held to consider the merger. When completed and filed, the definitive proxy statement and a form of proxy will be mailed to the stockholders of America Service Group. BEFORE MAKING ANY VOTING DECISION, AMERICA SERVICE GROUP’S STOCKHOLDERS ARE STRONGLY URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT AMERICA SERVICE GROUP AND THE PROPOSED MERGER. America Service Group’s stockholders will be able to obtain, without charge, a copy of the proxy statement and other relevant documents filed with the SEC (in each case, when available) from the SEC’s website at http://www.sec.gov. America Service Group’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (in each case, when available) by directing a request by mail or telephone to America Service Group, Attn: Scott King, General Counsel, 105 Westpark Drive, Suite 200, Brentwood, Tennessee, 37027, telephone: (615)373-3100, or from the investor relations section of America Service Group’s website at www.asgr.com.

Proxy Solicitation
America Service Group and its directors and officers may be deemed to be participants in the solicitation of proxies from America Service Group’s stockholders with respect to the proposed merger. More detailed information regarding the identity of the potential participants, and their direct or indirect interests, by securities holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed merger. Information regarding America Service Group’s directors and executive officers and their ownership of America Service Group’s common stock is also available in America Service Group’s definitive proxy statement for its 2010 Annual Meeting of Stockholders filed with the SEC on April 28, 2010 and updated on May 28, 2010.